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PRESS RELEASE

L-3 COMMUNICATIONS ANNOUNCES INTENDED
OFFERING OF CONVERTIBLE NOTES

NEW YORK--(BUSINESS WIRE)--Oct. 18, 2001--L-3 Communications (NYSE:LLL - news) announced today that it intends to offer $350 million in Convertible Senior Subordinated Notes due 2011 in a private placement.

The company also plans to offer an over allotment option to increase the issue size by up to 20%. The notes will be convertible into the company's common stock.

The company will offer these securities in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933.

L-3 Communications intends to use the net proceeds from the offering for general corporate purposes, including continuing acquisitions.

These notes and the common stock issuable upon conversion of these notes have not been registered under the Securities Act of 1933, as amended or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Headquartered in New York City, L-3 Communications is a leading merchant supplier of secure communications systems and products, avionics and ocean products, training products, microwave components and telemetry, instrumentation, space and wireless products. Its customers include the Department of Defense, selected U.S. government intelligence agencies, aerospace prime contractors and commercial telecommunications and wireless customers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission.